Exhibit 21.1
Subsidiaries of the Registrant*

Entity	Jurisdiction
Affirm ABS Funding Trust I	Delaware
Affirm ABS LLC	Delaware
Affirm Asset Securitization Trust 2020-A	Delaware
Affirm Asset Securitization Trust 2020-Z1	Delaware
Affirm Asset Securitization Trust 2020-Z2	Delaware
Affirm Asset Securitization Trust 2021-A	Delaware
Affirm Asset Securitization Trust 2021-B	Delaware
Affirm Asset Securitization Trust 2021-Z1	Delaware
Affirm Canada Holdings Ltd.	Canada
Affirm Loan Asset Sales I LLC	Delaware
Affirm Loan Asset Sales II LLC	Delaware
Affirm Loan Services LLC	Delaware
Affirm Operational Loans I Trust	Delaware
Affirm Operational Loans II Trust	Delaware
Affirm Operational Loans IV Trust	Delaware
Affirm Operational Loans V Trust	Delaware
Affirm Operational Loans VI Trust	Delaware
Affirm Operational Loans VII TR	Delaware
Affirm Opportunity Fund I LLC	Delaware
Affirm, Inc.	Delaware
Midship spółka z ograniczoną odpowiedzialnością	Poland
PayBright Funding GP Inc.	Canada
Paybright Funding Limited Partnership	Canada
Paybright Inc.	Canada
Returnly Holdings, LLC	Delaware
Returnly Technologies Spain, S.L.U	Spain
*Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Affirm Holdings, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.